                                                                    Exhibit 99.1

NEWS RELEASE
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                                                  CONTACT:       Kevin McDermed
                                                                 913 367 2121
                                                                 NYSE: FDY

                     ATCHISON CASTING CORPORATION COMPLETES
                               SALE OF SUBSIDIARY

         Atchison, Kansas - February 21, 2002 - Atchison Casting Corporation
     (NYSE:"FDY") today announced the sale, on February 20, 2002, of substantially all of the assets of its Los Angeles Die Casting Inc. subsidiary to Del Mar Industries, Inc. Los Angeles Die Casting produces precision aluminum and zinc die castings for the computer, communications and recreation industries.

     Approximately $2.4 million of the cash portion of the proceeds will be used to retire outstanding indebtedness, with the remainder available for working capital purposes.

     For fiscal years 2000 and 2001, Los Angeles Die Casting recorded net sales of $9.5 million and $8.2 million, respectively, and net income of $280,000 and
$61,000, respectively, excluding an impairment charge of $2.7 million in the fourth quarter of fiscal 2001. For the first half of fiscal 2001 and fiscal
2002, Los Angeles Die Casting recorded net income/(loss) of $58,000 and
($15,000), respectively, on sales of $4.5 million and $3.6 million, respectively.

     As previously announced, the Company completed the sale of Jahn Foundry
Corp. on December 20, 2001.

     ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

     This press release contains forward-looking statements that involve risks and uncertainties. Such statements include the Company's expectations as to future performance. Among the factors that could cause actual results to differ materially from the forward looking statements are the following: costs of closing foundries, business conditions and the state of the general economy, particularly the capital goods industry, the strength of the U.S. dollar,
British pound sterling and the Euro, interest rates, the Company's ability to renegotiate or refinance its lending arrangements, utility rates, the availability of labor, the successful conclusion of union contract negotiations, the results of any litigation arising out of the accident at Jahn Foundry, results of any litigation or regulatory proceedings arising from the accounting irregularities at the Pennsylvania Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the
Company's business, particularly environmental regulations.

                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                     o (913) 367-2121 o FAX (913) 367-2155